77Q1

Legg Mason Partners Variable Income Trust
Legg Mason Partners Variable Government Portfolio
- N4K9

CONSIDERATION OF TERMINATION OF LEGG MASON
PARTNERS VARIABLE GOVERNMENT PORTFOLIO
Referring to Tab 5-I of the Board materials, Mr.
Gerken stated that Management is proposing to
terminate Legg Mason Partners Variable Government
Portfolio (the "Fund").  He reminded the Board
that the two variable annuity sponsors offering
the Fund to their contract holders have withdrawn
from the Fund, leaving the Fund with no
shareholders.  He stated that on April 28, 2008
the Portfolios shares were fully redeemed due to a
substitution by MetLife and redemption by
Jefferson National.  Mr. Gerken stated that
because Management does not foresee any need for
such a product in the future, Management proposes
to terminate the Fund as a series of Legg Mason
Partners Variable Income Trust as soon as
practicable.
After discussion, upon motion duly made and
seconded, it was unanimously:
RESOLVED:	That the proposal to terminate Legg
Mason Partners Variable Government
Portfolio as a series Legg Mason
Partners Variable Income Trust (the
"Trust") be, and hereby is, approved;
and further
RESOLVED:	That each officer of the Trust be
authorized to perform such acts, and
to execute and file such documents,
as such officer determines, with the
advice of counsel, to be necessary or
desirable in order to implement the
foregoing vote.